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                                                                     EXHIBIT 4.1

                         COMMON STOCK PURCHASE AGREEMENT


        COMMON STOCK PURCHASE AGREEMENT, dated as of January 25, 2000 (this "Agreement"), by and among AVANIR PHARMACEUTICALS, a California corporation (the "Company"), and the purchasers listed on the signature page hereto (each a "Purchaser" and collectively, the "Purchasers").

                                    RECITALS

        A. Each Purchaser desires to purchase, and the Company desires to issue and sell, shares ("Shares") of the Company's Class A Common Stock, no par value per share ("Common Stock"), on the terms and conditions set forth below. For purposes of this Agreement, the Shares shall mean the Initial Shares (as defined below) and the Repriced Shares (as defined below).

        B. The parties hereto intend that the issuance of the Shares as anticipated by this Agreement shall be accomplished without registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and without registration or qualification under the securities laws of any state or other jurisdiction, in reliance on exemptions from the registration requirements of the Securities Act, including, without limitation, Regulation D under the Securities Act and Section 4(2) of the Securities Act; provided, however, that nothing in this Agreement shall act or be construed as a limitation on Purchaser's right to sell any of the Shares to be acquired pursuant to this Agreement pursuant to the Registration Statement (the "Registration Statement") contemplated by the Registration Rights Agreement (as defined below), or other provisions of the Registration Rights Agreement or in accordance with applicable laws.

        THEREFORE, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge by their signatures below, the parties hereto hereby agree as follows:

                                    AGREEMENT

        1. Purchase of Common Stock. Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell, and the Purchasers agree to acquire, an aggregate of Two Million Six Hundred Thirty Thousand, One Hundred Thirty-Seven (2,630,137) fully paid and non-assessable shares (the "Initial Shares"), in exchange for the Purchasers' payment to the Company of aggregate consideration of Six Million Dollars ($6,000,000) (the "Purchase Price"). In no event shall the total number of Shares issued by the Company pursuant to this Agreement (but excluding the Warrant Shares) exceed 19.99% of the outstanding shares of Common Stock immediately prior to the date of the Initial Closing (i.e. 9,484,050 Shares).

               1.1 Form of Payment. Purchaser shall pay the Purchase Price for the Initial Shares by delivering immediately available good funds in United States Dollars to the escrow agent (the "Escrow Agent") identified in the Joint Escrow Instructions attached hereto as Exhibit E (the "Joint Escrow Instructions"). No later than the Closing Date (as defined below), the Company shall


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deliver one or more certificates representing the Initial Shares duly executed on behalf of the Company (collectively, the "Certificates") to the Escrow Agent. By signing this Agreement, each of the Purchasers and the Company, and subject to acceptance by the Escrow Agent, agrees to all of the terms and conditions of, and becomes a party to, the Joint Escrow Instructions, all of the provisions of which are incorporated herein by this reference as if set forth in full.

               1.2 Method of Payment. The Purchasers shall pay into escrow the Purchase Price for the Initial Shares by wire transfer of funds to:

                             Bank of New York
                             350 Fifth Avenue
                             New York, New York 10001

                             ABA# 021000018
                             For credit to the account of Krieger & Prager, LLP Account No.: 637-1660567

        Each Purchaser shall deliver payment of its respective portion of the Purchase Price set forth on the signature page hereto, at or before 1:00 p.m., New York time, on the date which is one (1) Business Day after the Company executes and delivers this Agreement and returns a signed counterpart of this Agreement to the Escrow Agent by facsimile. The Purchasers shall deposit the Purchase Price for the Initial Shares with the Escrow Agent in immediately available funds. Time is of the essence with respect to such payment, and failure by the Purchasers to make such payment shall allow the Company to cancel this Agreement. For purposes of this Agreement, "Business Day" shall mean a day on which the New York Stock Exchange is open for business.

               1.3 Escrow Property. The Purchase Price and the Certificate delivered to the Escrow Agent as contemplated by Section 1.1 hereof are referred to as the "Escrow Property."

        2. Closing.

               2.1 Initial Closing. Upon execution of this Agreement (the "Initial Closing"), the parties hereto shall execute and deliver the following documents (incorporated herein by this reference, collectively with this Agreement, the "Transaction Documents"): (i) the Registration Rights Agreement (the "Registration Rights Agreement") in the form attached hereto as Exhibit A;
(ii) the Escrow Agreement in the form attached hereto as Exhibit B; (iii) a Common Stock Purchase Warrant for each Purchaser (each a "Warrant" and collectively, the "Warrants") in the form attached hereto as Exhibit C; and (iv) the additional agreements (the "Additional Agreements") in the form attached hereto as Exhibit D. On the Closing Date (as defined below), the Escrow Agent shall deliver (i) the Purchase Price to the Company and (ii) the Certificates to the Purchasers.


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               2.2 Repriced Shares. Definitions:

                      (a) As used herein, "Closing Bid Price" shall mean the closing bid price of the Common Stock as reported, at the option of the Purchasers, by Bloomberg, LP or the National Association of Securities Dealers ("NASD").

                      (b) "Effective Date" shall mean date on which the Securities and Exchange Commission (the "SEC") declares effective the registration statement covering the Registrable Shares (as defined in the Registration Rights Agreement).

                      (c) "Initial Closing Price" shall mean the average Closing Bid Price for the five (5) consecutive Business Days immediately prior to the date of the Initial Closing.

                      (d) "Repricing Period" shall mean each of the First Repricing Period, the Second Repricing Period, the Third Repricing Period and the Final Repricing Period, each as defined below.

                      (e) "Repriced Shares" shall mean the First Repriced Shares, the Second Repriced Shares, the Third Repriced Shares and the Final Repriced Shares, each as defined below.

               2.3 First Repricing Period. (a) The "First Repricing Period" shall commence on the later of (i) the day that is ninety (90) days after the Closing Date or (ii) the Effective Date, and end thirty (30) days after such later date. If the average Closing Bid Price for any twenty (20) Business Days (not necessarily consecutive) during the First Repricing Period (the "First Repricing Price"), is not equal to or greater than 114% of the Initial Closing Price, then the Purchasers may request that up to one-third (1/3) of the Initial Shares be repriced (the "First Repriced Shares"). The Purchasers shall provide facsimile notice ") substantially in the form attached hereto as Exhibit F, (a "Repricing Notice") to the Company within three (3) Business Days of the end of the First Repricing Period concerning the number of the First Repriced Shares, if any, that the Purchasers wish to reprice. Upon receipt of such Repricing Notice, the Company may elect to issue to the Purchasers the aggregate number of additional Shares as determined according to the following formula:

        ((1.14 x Initial Closing Price) - First Repricing Price) x (# of the First Repriced Shares) / First Repricing Price.

        (b) Alternatively, if the Company does not elect to issue such additional Shares to the Purchasers, then the Company shall pay to the Purchasers the aggregate amount as determined according to the following formula:

        ((1.14 x Initial Closing Price) - First Repricing Price) x (# of the First Repriced Shares).

               2.4 Second Repricing Period. (a) The "Second Repricing Period" shall commence on the day immediately following the First Repricing Period and end thirty (30) days thereafter. If the average Closing Bid Price for any twenty
(20) Business Days (not necessarily


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consecutive) during the Second Repricing Period (the "Second Repricing Price"),
is not equal to or greater than 118% of the Initial Closing Price, then the Purchasers may request that up to one-third (1/3) of the Initial Shares be repriced (the "Second Repriced Shares"). The Purchasers shall provide a Repricing Notice to the Company within three (3) Business Days of the end of the Second Repricing Period concerning the number of the Second Repriced Shares, if any, that the Purchasers wish to reprice. Upon receipt of such Repricing Notice, the Company may elect to issue to the Purchasers the aggregate number of additional Shares as determined according to the following formula:

        ((1.18 x Initial Closing Price) - Second Repricing Price) x (# of the Second Repriced Shares) / Second Repricing Price.

        (b) Alternatively, if the Company does not elect to issue such additional Shares to the Purchasers, then the Company shall pay to the Purchasers the aggregate amount as determined according to the following formula:

        ((1.18 x Initial Closing Price) - Second Repricing Price) x (# of the Second Repriced Shares).

               2.5 Third Repricing Period. (a) The "Third Repricing Period" shall commence on the day immediately following the Second Repricing Period and end thirty (30) days thereafter. If the average Closing Bid Price for any twenty
(20) Business Days (not necessarily consecutive) during the Third Repricing Period (the "Third Repricing Price"), is not equal to or greater than 121% of the Initial Closing Price, then the Purchasers may request that up to one-third (1/3) of the Initial Shares be repriced (the "Third Repriced Shares"). The Purchasers shall provide a Repricing Notice to the Company within three (3) Business Days of the end of the Third Repricing Period of the number of the Third Repriced Shares, if any, that the Purchasers wish to reprice. Upon receipt of such Repricing Notice that the Purchasers wish reprice some or all of the Third Repriced Shares, the Company may elect to issue to the Purchasers the aggregate number of additional Shares as determined according to the following formula:

        ((1.21 x Initial Closing Price) - Third Repricing Price) x (# of the Third Repriced Shares) / Third Repricing Price.

        (b) Alternatively, if the Company does not elect to issue such additional Shares to the Purchasers, then the Company shall pay to the Purchasers the aggregate amount as determined according to the following formula:

        ((1.21 x Initial Closing Price - Third Repricing Price) x (# of the Third Repriced Shares).

               2.6 Final Repricing Period. (a) The "Final Repricing Period" shall commence on the day immediately following the Third Repricing Period and end one hundred eighty (180) days thereafter. If the average Closing Bid for any five (5) consecutive Business Days after the commencement of the Final Repricing Period is not equal to or greater than 125% of the Initial Closing Price, then the Purchasers may request that up to 50 % of the Initial Shares (not previously repriced pursuant to Sections 2.3, 2.4 and 2.5 and this Section 2.6) be repriced (the "Final Repriced


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Shares"). The Final Repricing Price shall be the average Closing Bid Price for the five (5) consecutive Business Days immediately prior to the date on which the Purchasers provide a Repricing Notice that they wish to reprice the Final Repriced Shares. Upon receipt of such Repricing Notice that the Purchasers wish to reprice some or all of the Final Repriced Shares, the Company may elect to issue to the Purchasers the number of additional Shares determined according to the following formula:

        ((1.25% x Initial Closing Price) - Final Repricing Price) x (# of the Final Repriced Shares) / Final Repricing Price.

        (b) If the Company does not elect to issue such additional Shares to the Purchasers, then the Company shall pay to the Purchasers the aggregate amount (the "Final Repricing Equivalent Payment"), determined according to the following formula:

        ((1.25 x Initial Closing Price) - Final Repricing Price) x (# of the Final Repriced Shares).

        Notwithstanding the foregoing, no more than fifty (50%) percent of the Initial Shares can be repriced during any thirty (30) calendar day period during the Final Repricing Period.

        3. Representations and Warranties of the Purchasers. To induce the Company's acceptance of this Agreement, each of the Purchasers hereby certifies, represents and warrants to the Company and its agents and attorneys as follows, which representations and warranties are solely for the benefit of the Company and may be waived in whole or in part at any time prior to the Initial Closing by the Company:

               3.1 Intent. Each Purchaser will be acquiring the Shares for its own account, and such Purchaser has no present arrangement (whether or not legally binding) to sell any of the Shares to or through any person or entity; provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with U.S. federal and state securities laws applicable to such disposition and any restrictions imposed on such transfer by the Transaction Documents. Each Purchaser understands that the Shares must be held indefinitely unless the Shares are subsequently registered under the Securities Act or an exemption from registration is available. Each Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.

               3.2 Sophisticated Investor. Each Purchaser is a "sophisticated investor" (as described in Rule 506(b)(2)(ii) of Regulation D) and an "accredited investor" (as defined in Rule 501(a) of Regulation D), and such Purchaser has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Company.

               3.3 Ability of the Purchasers to Bear Risk of Investment. Each Purchaser acknowledges that the Shares are speculative investments and involve a high degree of risk and such


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Purchaser is able to bear the economic risk of an investment in the Shares, and, at the present time, is able to afford a complete loss of such investment.

               3.4 Authority. Each of the Transaction Documents (except for the Warrant) has been duly authorized and validly executed and delivered by each Purchaser and (assuming due authorization and valid execution by the Company) is a legal, valid and binding agreement of such Purchaser enforceable against such Purchaser in accordance with its terms, subject to general principles of equity and to bankruptcy, insolvency or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application. The person or persons executing the Transaction Documents (except for the Warrant) have all requisite authority to do so on behalf of such Purchaser.

               3.5 Brokers, Finders. Except with respect to Ladenburg, Thalmann & Co., Inc. and Thomas Systems, Inc., none of the Purchasers have taken any action which would give rise to any claim by any person for brokerage commission, finder's fees or similar payments by the Company relating to this Agreement or the transactions contemplated hereby. The Company shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this section that may be due in connection with the transactions contemplated hereby. Each of the Purchasers shall indemnify and hold harmless the Company, its employees, officers, directors, agents and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorneys' fees) and expenses suffered in respect of any such claimed or existing fees, as and when incurred.

               3.6 Organization; Authority. Each Purchaser is an entity organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and to carry out its obligations thereunder. The acquisition of the Shares and the payment of the respective portion of the Purchase Price therefor by such Purchaser have been duly authorized by all necessary action on the part of such Purchaser.

               3.7 Absence of Conflicts. The execution and delivery of each of the Transaction Documents (except for the Warrant), and the consummation of the transactions contemplated by this Agreement and such other documents and instruments, and compliance with the requirements thereof, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any Purchaser, or the provision of any indenture, instrument or agreement to which such Purchaser is a party or is subject, or by which such Purchaser or any of its assets is bound, or conflict with or constitute a material default thereunder, or require the approval of any third-party pursuant to any material contract, agreement, instrument, relationship or legal obligation to which such Purchaser is subject or to which any of its assets, operations or management may be subject.

               3.8 Disclosure; Access to Information. Each Purchaser has received copies of or has had access to all documents, records, books and other information pertaining to such Purchaser's investment in the Company and the Shares that have been requested by such Purchaser. Each Purchaser or its representative has been afforded the opportunity to ask questions of the Company


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and its management. Each Purchaser further acknowledges that it understands that the Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such Purchaser has reviewed or received copies of any such reports that it has requested.

               3.9 Manner of Sale. At no time was any Purchaser presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising with respect to the Shares.

               3.10 Accuracy of Other Materials. To the extent any of the Purchasers has received from the Company documents or other materials, which constitute summaries, projections, forecasts or estimates, such Purchaser acknowledges the following with respect to such documents or other materials. Such documents or other materials are intended to illustrate projected financial and other results based upon a set of assumptions (in some cases based on information obtained by the Company from outside sources) that the Company views as reasonable and obtainable. All such summaries, projections, forecasts or estimates pertaining to revenue growth, profitability and other similar financial or market data are forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. No representations or warranties of future performance by or market trends for the Company are intended, and such are expressly disclaimed.

               3.11 Accuracy of Representations and Information. All representations made by each Purchaser in the Transaction Documents, and all information provided by such Purchaser to the Company concerning such Purchaser are correct and complete in all material respects as of the date hereof.

               3.12 Notwithstanding any other provision hereof, of the Warrants or of any of the other Transaction Documents, in no event (except (i) as specifically provided in this Agreement as an exception to this provision, or
(ii) while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock) shall the Purchasers be entitled to exercise repricing rights or shall the Company have the obligation, to deliver Repricing Shares to the extent that, after such conversion, the sum of (1) the number of shares of Common Stock beneficially owned by any of the Purchasers and their affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership Repricing Shares not yet issued or unexercised portion of the Warrants), and (2) the number of shares of Common Stock issuable upon the exercise of repricing rights or exercise of the Warrants with respect to which the determination of this proviso is being made, would result in beneficial ownership any of the Purchasers and its affiliates of more than 9.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to such Purchaser upon such exercise). For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, except as otherwise provided in clause (1) of the preceding sentence. Each Purchaser, further agrees that, if such Purchaser transfers or assigns any of the Shares to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee's or assignee's


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specific agreement to be bound by the provisions of this Section 3.12 as if such transferee or assignee were the original Purchaser hereof.

        4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchasers as follows, which representations and warranties are solely for the benefit of the Purchasers and may be waived in whole or in part by the Purchasers at any time prior to the Initial Closing:

               4.1 Company Status. The Company has registered the Common Stock pursuant to Section 12(g) of the Exchange Act, is in full compliance with all material reporting requirements of the Exchange Act, and the Company has maintained all requirements for the continued trading of the Common Stock, and the Common Stock currently trades on the Over-the-Counter Bulletin Board.

               4.2 Current Public Information. The Company has furnished or made available to the Purchasers true and correct copies of all registration statements, reports and documents filed with the SEC by or with respect to the Company since December 31, 1998 and prior to the date of this Agreement, pursuant to the Securities Act or the Exchange Act (collectively, the "SEC Documents"). The SEC Documents are the only filings made by or with respect to the Company since December 31, 1997 pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act or pursuant to the Securities Act. The Company has filed all reports, schedules, forms, statements and other documents required to be filed under Sections 13(a), 14 and 15(d) of the Exchange Act since December 31, 1998 and prior to the date of this Agreement.

               4.3 No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Shares.

               4.4 Valid Issuance of Common Stock. The authorized capital stock of the Company consists of 99,288,000 shares of Class A Common Stock, no par value per share, of which 47,443,971 shares are issued and outstanding as of January 24, 2000; 712,000 shares of Class B Common Stock, no par value per share, of which 440,000 are issued and outstanding as of January 24, 2000, and 9,999,500 shares of preferred stock, no par value per share, of which 1,000,000 have been designated as Series C Junior Participating, none of which shares are issued and outstanding as of January 24, 2000 and 500 of which have been designated as Series D Redeemable Convertible Preferred Stock, none of which shares are issued and outstanding as of January 24, 2000. All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable. Except as set forth above or as disclosed in Schedule 4.4, as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem or issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, (ii) there are no outstanding debt securities and (iii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the Securities Act. Except as disclosed in
Schedule 4.4, there are no securities or instruments containing any anti-dilution, right of first refusal, preemptive rights or similar provisions that will be triggered by the issuance of the Shares as described in this Agreement. Upon issuance of the Shares, such securities will be duly and validly issued, fully paid and non-assessable.

               4.5 Organization and Qualification. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of California and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any subsidiaries. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any effect on the business, operations, properties, prospects, or financial condition of the entity or entities with respect to which such term is used and which is material and adverse to such entity or to other entities controlling or controlled by such entity, and/or any condition or situation which would prohibit or otherwise interfere with the ability of the entity or entities with respect to which said term is used to enter into and perform its obligations under the Transaction Documents.

               4.6 Authorization: Enforcement. (i) The Company has the requisite corporate power and authority to enter into and perform under the Transaction Documents and to issue the Shares and the Warrants in accordance with the terms of the Transaction Documents, (ii) the execution, issuance and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its board of directors or shareholders is required, (iii) the Transaction Documents have been duly executed and delivered by the Company, and
(iv) the Transaction Documents (assuming due authorization and valid and legal execution by each Purchaser) constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

               4.7 [Intentionally Omitted]

               4.8 No Conflicts. Except as set forth in Schedule 4.8, the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby, including, without limitation, the issuance of the Shares, do not and will not
(i) result in a violation of the Company's Articles of Incorporation or Bylaws,
(ii) conflict with, or result in a breach of or forfeiture of any rights (or result in an event which with notice or lapse of time or both would become a breach of or forfeiture of any rights) under, or give


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
to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company is a party or (iii) result in a violation of any federal or state law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). To the best of its knowledge, the business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations which either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Shares and the Warrants in accordance with the terms of this Agreement (other than any SEC, NASD or state securities filings which may be required to be made by the Company subsequent to any Closing, and any registration statement which may be filed in furtherance of this Agreement); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of each Purchaser herein. The Company is not in violation of any material term of or in material default under its Articles of Incorporation, of any outstanding series of preferred stock or Bylaws or their organizational charter or Bylaws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree of order or any statute, rule or regulation applicable to the Company, which has not been duly waived as of the date of this Agreement.

               4.9 SEC Documents. The Company has not provided to the Purchasers any information which according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company but which has not been so disclosed. As of their respective dates, the SEC Documents complied, and all similar documents filed with the SEC prior to the Closing Date will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained, nor will any similar document filed with the SEC prior to the Closing Date contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents, as of the dates thereof, complied, and all similar documents filed with the SEC prior to the Closing Date will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC and other applicable rules and regulations with respect thereto. Such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements as permitted by Form 10-Q of the SEC) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

               4.10 No Undisclosed Liabilities. Except as set forth in Schedule 4.10, the Company has no liabilities or obligations of a financial nature (whether accrued, absolute, contingent or otherwise), which are material, individually or in the aggregate, and are not disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's business consistent with past practice since September 30, 1999, and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company.

               4.11 Litigation and Other Proceedings. Except as may be set forth in the SEC Documents or set forth in Schedule 4.11, there are no lawsuits or proceedings pending or, to the best knowledge of the Company, threatened, against the Company, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which might have a Material Adverse Effect on the Company or which likely would have a Material Adverse Effect on the transactions contemplated by this Agreement. Except as set forth in the SEC Documents, no judgment, order, writ, injunction or decree or award has been issued by or, to the best knowledge of the Company, requested of any court, arbitrator or governmental agency which likely would have a Material Adverse Effect on the transactions contemplated by this Agreement.

               4.12 Other Documents or Materials. With respect to any document or other materials received by the Purchasers from the Company or its representatives other than the Transaction Documents and the SEC Documents, (i) the Company has no reason to believe any of such documents and materials or any projections contained therein, as of the date of such other documents or materials, contained errors or misstatements or do not adequately describe the status of the development of the Company's technologies or its business as of such date, and (ii) such documents, materials and projections were prepared by the Company and its management in good faith.

               4.13 Nature of Company. The Company is not an open-ended investment company or a unit investment trust, registered or required to be registered, or a closed end investment company required to be registered, but not registered, under the Investment Company Act of 1940.

               4.14 Brokers, Finders. Except for the payments of consulting fees in the amount of up to $360,000 to Ladenburg, Thalmann & Co., Inc. and up to $120,000 to Thomas Systems, Inc., in connection with the transactions contemplated hereby, payment of which is the sole responsibility of the Company, the Company has taken no action which would give rise to any claim by any person for brokerage commission, finder's fees or similar payments by the Purchasers relating to this Agreement or the transactions contemplated hereby. The Purchasers shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this Section 4.14 that may be due in connection with the transactions contemplated hereby. The Company shall indemnify and hold harmless each of the Purchasers and its employees, officers, directors, agents, partners and affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect of any such claimed or existing fees, as and when incurred.

               4.15 Absence of Certain Changes. Except as set forth in Schedule 4.15, since September 30, 1999, no Material Adverse Effect has been suffered by, and no material adverse development has occurred in the business, properties, operations, financial condition or results of operations of the Company. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law, nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

               4.16 Intellectual Property Rights. To its knowledge without conducting any special investigation and except as set forth on Schedule 4.16, the Company owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct its businesses as now conducted. None of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights has expired or terminated, or is expected to expire or terminate in the near future. Except as set forth on Schedule 4.16, the Company does not have any knowledge of any infringement by the Company of trademarks, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secrets or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, there is no claim, action or proceeding being made or brought against, or to the best knowledge of the Company, being threatened against, the Company regarding trademark, trade name, patent, patent rights, invention, copyright, license, service name, service mark, service mark registration, trade secret or other infringement; and the Company is unaware of any facts or circumstances which might give rise to any of the foregoing. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

               4.17 Internal Accounting Controls. The Company is not aware that its system of internal accounting controls is not sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability,
(iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

               4.18 Tax Status. Except as set forth in Schedule 4.18, the Company has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports, declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports, or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

               4.19 Certain Transactions. Except as set forth in the SEC Documents and except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options, none of the officers, directors or employees of the Company (or any spouse or relative of any such person) is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

               4.20 Dilution. The number of shares of Common Stock issuable as Repriced Shares may increase substantially in certain circumstances, including, but not necessarily limited to, the circumstance wherein the trading price of the Common Stock declines during the period between the Effective Date and the end of the Final Repricing Period. The Company's executive officers and directors have studied and fully understand the nature of the transactions contemplated by this Agreement and recognize that they have a potential dilutive effect. The board of directors of the Company has concluded, in its good faith business judgment, that such issuance is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Repriced Shares is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company.

               4.21 Market Quotes. The Company's Common Stock is presently quoted on the Over-the-Counter Bulletin Board under the symbol "AVNR.OB". Except as set forth on Schedule 4.21, the Company is not in receipt of any written notice from any stock exchange, market or trading facility on which the Common Stock is or has been listed or traded (or on which it is or has been quoted) to the effect that the Company is not in compliance with the listing or maintenance requirements of such stock exchange, market or trading facility or that the Common Stock will be delisted from such stock exchange, market or trading facility.

               4.22 No Integrated Offering. Neither the Company nor any of its affiliates nor any person acting on its or their behalf has, directly or indirectly, at any time since June 1, 1999, made any offer or sales of any security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Regulation D in connection with the offer and sale of the Shares as contemplated hereby.

        5. Use and Disposition of Proceeds. The Company will use the proceeds from the sale of the Initial Shares (excluding amounts paid by the Company for legal fees, finder's fees and escrow agent fees in connection with the sale of the Initial Shares) for general capital purposes and acquisition, but shall not, directly or indirectly, use such proceeds for investment in any other affiliate or to repay debt to affiliates.

        6. Company Reliance on the Purchasers' Representations. Each Purchaser understands that the Company is relying on the truth and accuracy of the representations and warranties made herein by such Purchaser in offering the Shares for sale and in relying upon applicable exemptions available under the Act and applicable state securities laws.

        7. Restricted Shares. Each Purchaser understands and acknowledges that the Shares have not been, and will not as of the time issued, be registered under the Securities Act and that they will be issued in reliance upon exemptions from the registration requirements of the Securities Act, and thus cannot be resold unless they are included in an effective registration statement filed under the Securities Act or unless an exemption from registration is available for such resale. With regard to the restrictions on resales of the Shares, each Purchaser is aware: (a) that the Company will issue stop transfer orders to its stock transfer agent in the event of attempts to improperly transfer any such Shares, and (b) that a restrictive legend will be placed on certificates representing the Shares, which legend will read substantially as follows:

               THESE SECURITIES (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

        The legend set forth above shall be promptly removed, and the Company shall issue a certificate without such legend to the holder of any such Unlegended Shares (as defined below) upon which such legend is stamped, if, unless otherwise required by state securities laws, (i) such Shares are registered for resale under the Securities Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of such Shares may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances that such Shares can be sold pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold. Notwithstanding the removal of the legend set forth above in the event the Shares are registered for resale on an effective registration statement, the Company reserves the right to affix a legend on certificates representing such Shares that any selling shareholder must comply with the prospectus delivery requirements of the Securities Act in connection with any resale. The Company shall bear the cost of the removal of any legend as anticipated by this Section 7.

        8. Other Covenants of the Company.

               8.1 Furnishing of Information. As long as the Purchasers own Shares, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. If at any time prior to the date on which each Purchaser may resell all of its Shares without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act (as determined by counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company's transfer agent for the benefit of and enforceable by such Purchaser) the Company is not required to file reports pursuant to such sections, then it will prepare and furnish to such Purchaser and make publicly available in accordance with Rule 144(c) promulgated under the Securities Act annual and quarterly financial statements, together with a discussion and analysis of such financial statements in form and substance substantially similar to those that would otherwise be required to be included in reports required by Section 13(a) or 15(d) of the Exchange Act in the time period that such filings would have been required to have been made under the Exchange Act. The Company further covenants that it will take such further action as such Purchaser may reasonably request, all to the extent required from time to time to enable such Purchaser to sell its Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act.

               8.2 Listing of Shares. The Company shall, if required by any applicable listing agreement, (a) not later than the Effective Date, prepare and file with any national securities exchange, market or trading facility on which the Common Stock is then listed an additional shares listing application covering the Shares, (b) take all steps necessary to cause such shares to be approved for listing on any other national securities exchange, market or trading facility on which the Common Stock is then listed as soon as possible thereafter and (c) provide to the Purchasers evidence of such listing, and the Company shall maintain the listing of its Common Stock on such exchange or market.

               8.3 First Right. The Company shall not, directly or indirectly, without the prior written consent of the Purchasers that hold an eighty percent (80%) interest in the Registrable Securities, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition) any of its Common Stock or securities convertible into Common Stock at a price that is less than the market price of the Common Stock at the time of issuance of such security or investment (a "Subsequent Financing") for a period of three hundred sixty (360) days after the Effective Date, or the redemption of all of the Shares redeemable hereunder, except (i) the granting of options or warrants to employees, officers, directors and consultants, and the issuance of shares upon exercise of options granted, under any stock option plan heretofore or hereinafter duly adopted by the Company, (ii) shares issued upon exercise of any currently outstanding warrants or options and upon conversion of any currently outstanding convertible debenture, in each case disclosed in Section 4.4 or Schedule 4.4, (iii) securities issued in connection with the capitalization or creation of a joint venture with a strategic partner, (iv) shares issued to pay part or all of the purchase price for the acquisition by the Company of a person (which, for purposes of this clause (iv), shall not include an individual or group of individuals), and (v) shares issued in a bona fide public offering by the Company of its securities, unless (A) the Company delivers to the Purchasers a written notice (the "Subsequent Financing Notice") of its intention to effect such Subsequent Financing, which Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder, the person with whom such Subsequent Financing shall be effected, and attached to which shall be a term sheet or similar document relating thereto and (B) the Purchasers shall not have notified the Company by 5:00 p.m. (New York time) on the fifth (5th) Business Day after their receipt of the Subsequent Financing Notice of their willingness to provide, subject to completion of mutually acceptable documentation, financing to the Company on substantially the terms set forth in the Subsequent Financing Notice. If the Purchasers shall fail to notify the Company of their intention to enter into such negotiations within such time period, then the Company may effect the Subsequent Financing substantially upon the terms and to the persons (or affiliates of such persons) set forth in the Subsequent Financing Notice; provided that the Company shall provide the Purchasers with a second Subsequent Financing Notice, and the Purchasers shall again have the right of first refusal set forth above in this Section 8.3, if the Subsequent Financing subject to the initial Subsequent Financing Notice shall not have been consummated for any reason on the terms set forth in such Subsequent Financing Notice within thirty
(30) Business Days after the date of the initial Subsequent Financing Notice with the person (or an affiliate of such person) identified in the Subsequent Financing Notice. The rights granted to the Purchasers in this Section 8.3 are not subject to any prior right of first refusal given to any other person except as disclosed on Schedule 4.4.

               8.4 Certain Agreements. (a) Subject to Section 8.4(b), the Company covenants and agrees that it will not, without the prior written consent of the Purchasers that hold an eighty percent (80%) interest in the Registrable Securities, enter into any subsequent or further offer or sale of Common Stock or securities convertible into Common Stock with any third party until the date which is one hundred eighty (180) days after the Effective Date, unless all of the Initial Shares then held by the Purchasers, which are eligible for redemption pursuant to Section 8.9 of this Agreement, have been redeemed by the Company pursuant to Section 8.9 within ten (10) calendar days of the closing of such subsequent offer or sale.

               (b) The provisions of Section 8.4(a) will not apply to: (v) any existing agreements to sell Common Stock or securities convertible into Common Stock that are described on Schedule 4.4; (w) Common Stock issued pursuant to Regulation D, provided the holder thereof is required to hold such Common Stock for at least one year from the date of issuance; (x) a secondary public offering of shares of Common Stock at market; (y) an offering of convertible debentures at market or above; or (z) the issuance of securities (other than for cash) in connection with a merger, consolidation, sale of assets, disposition or the exchange of the capital stock for assets, stock or other joint venture interests; and provided further, that such securities would not be included in the Registration Statement relating to the Initial Shares and a registration statement in respect of such stock shall not be filed prior to sixty (60) days after the Effective Date.

               8.5 Limitation on Issuance of Common Stock. The Company shall not issue an aggregate number of Shares under this Agreement (but excluding the Warrant Shares) that exceeds 19.99% of the shares of Common Stock issued and outstanding on the date of the Initial Closing (the "Share Limitation"). If, pursuant to this Agreement the Company otherwise would be required to issue a number of shares of Common Stock that exceeds the Share Limitation (the "Excess Shares"), then the Purchasers shall have the right to require the Company to pay the Redemption Amount (as defined below) for each of the Excess Shares.

        The Company will take all steps reasonably necessary to be in a position to issue Shares without violating the Share Limitation. If despite taking such steps, the Company still cannot issue such Shares without violating the Share Limitation, the holders of the Initial Shares shall have the option, exercisable in such holders' sole and absolute discretion, to elect either of the following remedies:

        (x) require the Company to issue the number of Repricing Shares equal to the number of Excess Shares, provided that the share issuance complies with the continued listing or trading rules and regulations of the exchange or market on which the Company's Common Stock is then listed or traded; or

        (y) require the Company to redeem the number of Repricing Shares equal to number of Excess Shares for the respective amount set forth in Sections 2.3(b), 2.4(b), 2.5(b) or 2.6(b) as may then be applicable.

        8.5.1 Limitation on Conversions. Anything in the other provisions of this Agreement or any of the other Transaction Documents to the contrary notwithstanding, the following provisions are applicable to the Initial Shares and the Warrants.

               (i) Attached to this Agreement as Schedule 8.5.1 is a schedule of all of the Purchasers who were the original signatories to this Agreement (each, an "Original Purchaser") and the original principal amount (the "Original Purchase Amount") of the Initial Shares and the Warrant issued to each such Original Purchaser as contemplated by this Agreement. For identification purposes and for the purposes of this section only, Schedule 8.5.1 also identifies the "Purchaser Class" for each Original Purchaser. The Original Purchaser of each Purchaser Class and any other party at any time holding a Certificate or Warrant of the same Purchaser Class are referred to collectively as the "Purchaser Class Members."

               (ii) If and for so long as the Share Limitation is applicable to limit the issuance of shares on redemption of the Initial Shares and/or exercise of the Warrants (but not thereafter), the number of shares that the Company will issue to all Purchaser Class Members of a specific Purchaser Class on redemption of the Initial Shares and exercise of the Warrants of that Purchaser Class shall not, in the aggregate. exceed the Conversion Limit (as defined below).

               (iii) As of the Closing Date, the term "Conversion Limit" means the number of shares equal to (A) 19.99% of the number of outstanding shares of Common Stock of the Company as of the date of the Initial Closing (i.e. 9,484,050 Shares); provided, however, that such number is subject to adjustment for subsequent stock splits, stock dividends and other similar actions or transactions affecting the capital formation of the Company), multiplied by (B) the relevant Purchaser Class Allocable Share (as defined below).

               (iv) If, for any reason whatsoever, there are no Initial Shares or Warrants of a specific Purchaser Class outstanding (a "Closed Class"'), the Company shall promptly give written notice (the "Closed Class Notice") of such fact to the then Purchasers of outstanding Initial Shares and Warrants of all other Purchaser Classes. The Closed Class Notice shall (A) identify the date on which the Purchaser Class became a Closed Class, and (B) specify both the number of shares issued, in the aggregate to all Purchaser Class Members of the Closed Class (the "Closed Class Issued Shares") and the most recent Conversion Limit that was applicable to the Closed Class (the "Closed Class Conversion Limit"). The term "Remaining Shares" means the excess, if any, of the Closed Class Conversion Limit over the Closed Class Issued Shares.

               (v) The Conversion Limit in effect on the Closing Date or as subsequently adjusted as provided below shall be adjusted or further adjusted, as the case may be, on the next date on which there is a new Closed Class which results in Remaining Shares (a "Closed Class Date"). As of the Closed Class Date, the Conversion Limit then in effect will be adjusted for each Purchaser Class as to which there are still outstanding Initial Shares and Warrants to be equal to the sum of (A) the Conversion Limit in effect immediately prior to the Closed Date, plus (B) the Remaining Share Conversion Limit (as defined below). The Conversion Limit, as so adjusted, shall then be deemed to be the Conversion Limit for all Purchaser Classes as to which Initial Shares and Warrants are still outstanding on the relevant Closed Class Date, subject to further adjustment, as provided in this subparagraph (v) in the event there is a subsequent Closed Class Date.

               (vi) The "Remaining Share Conversion Limit" means the number of shares equal to (C) the Remaining Shares, multiplied by (D) the relevant Adjusted Purchaser Class Allocable Share (as defined below).

               (vii) The term "Purchaser Class Allocable Share" means the fraction of which the numerator is the Original Purchase Amount of the relevant Purchaser Class and the denominator is the aggregate Original Purchase Amount of all Purchaser Classes.

               (viii) The term "Adjusted Purchaser Class Allocable Share" means, with respect to each Purchaser Class as to which there are outstanding Initial Shares and Warrants on a Closed Class Date, the fraction of which the numerator is the Original Purchase Amount of the relevant Purchaser Class and the denominator is the aggregate Original Purchase Amount of all Purchaser Classes as to which there are outstanding Initial Shares and Warrants on the Closed Class Date.

               (ix) Nothing in this Section 8.5.1 shall be deemed to (A) permit a transfer or assignment of the Initial Shares and the Warrants unless otherwise permitted by other provisions of this Agreement or the Warrants or (B) limit or otherwise modify the obligations of the Company to take certain actions or to make certain payments to the Purchasers or other parties or adversely affect the rights of the Purchasers or such other parties with respect thereto, as provided elsewhere in this Agreement, or any of the other Transaction Documents.

               8.6 Available Shares. The Company shall have at all times authorized and reserved for issuance, free from preemptive rights, shares of Common Stock sufficient to yield the number of shares of Common Stock issuable as may be required to issue the Repriced Shares.

               8.7 Warrant. The Company agrees to issue to each of the Purchasers at the Closing, a Warrant for the number of shares of Common Stock equal to 10% of such Purchaser's respective portion of the Purchase Price divided by the Initial Closing Price. The Warrants shall (i) bear an exercise price per share of Common Stock equal to 110% of the Closing Bid Price for the Business Day immediately prior to the date of the Initial Closing, and (ii) be exercisable immediately upon issuance, and for a period of four (4) years thereafter.

               8.8 Reimbursement. If (i) the Purchasers, other than by reason of their gross negligence or willful misconduct, become involved in any capacity in any action, proceeding or investigation brought by any shareholder of the Company, in connection with or as a result of the consummation of the transactions contemplated by the Transaction Documents, or if the Purchasers are impleaded in any such action, proceeding or investigation by any person, or (ii) the Purchasers, other than by reason of their gross negligence or willful misconduct or by reason of their trading of the Common Stock in a manner that is illegal under the federal securities laws, become involved in any capacity in any action, proceeding or investigation brought by the SEC against or involving the Company or in connection with or as a result of the consummation of the transactions contemplated by the Transaction Documents, or if the Purchasers are impleaded in any such action, proceeding or investigation by any person, then in any such case, the Company will reimburse the Purchasers for their reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, as such expenses are incurred. In addition, other than with respect to any matter in which the Purchasers are named parties, the Company will pay to the Purchasers the charges, as reasonably determined by the Purchasers, for the time of any officers or employees of the Purchasers devoted to appearing and preparing to appear as witnesses, assisting in preparation for hearings, trials or pretrial matters, or otherwise with respect to inquiries, hearing, trials, and other proceedings relating to the subject matter of this Agreement. The reimbursement obligations of the Company under this Section 8.8 shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliates of the Purchasers that are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling persons (if any), as the case may be, of the Purchasers and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Purchasers and any such affiliate and any such person.

               8.9 (i) Notwithstanding any other provision hereof to the contrary, at any time until the conclusion of the Final Repricing Period, the Company shall have the right to redeem all or any portion of the Initial Shares then held by any Purchaser for which a Repricing Period has not commenced (other than the final Repricing Period), in cash for an amount (the "Redemption Amount") equal to the Applicable Percentage (as defined below) multiplied by the Initial Closing

Price of the Initial Shares being redeemed. During the Final Repricing Period, the Company shall have the right to redeem all or any portion of the remaining Initial Shares then held by any Purchaser for the Redemption Amount.

               (i) The Company shall give ten (10) days' written notice of such redemption to such Purchaser (the "Notice of Redemption"). Anything in the preceding provisions of this Section 8 to the contrary notwithstanding, the Redemption Amount or any amount due under Paragraph 8.5 shall, unless otherwise agreed to in writing by such Purchaser after receiving the Notice of Redemption, be paid to such Purchaser in good funds on or before the tenth day from the date of the Notice of Redemption.

               (ii) Applicable Percentage ("Applicable Percentage") shall be determined in accordance with the following schedule:


               If the Redemption Payment Date is                 the Applicable Percentage is
               ---------------------------------                 ----------------------------
               between 1-90 days after the Closing Date          110%
               between 91-120 days after the Closing Date        114%
               between 121-150 days after the Closing Date       118%
               between 151-180 days after the Closing Date       121%
               between 181 days after the Closing Date           125%
               and the conclusion of the Final Repricing
               Period


        9. Transfer Agent Instructions.

               9.1 Irrevocable Instructions. The Company will irrevocably instruct its transfer agent to issue Repriced Shares from time to time in such amounts as shall be specified from time to time by the Company to the transfer agent, bearing the restrictive legend specified in Section 7 of this Agreement prior to registration of the Shares under the Securities Act, registered in the name of each Purchaser or its nominee and in such denominations to be specified by such Purchaser in connection with each Closing. The Company warrants that no instruction other than such instructions referred to in this Section 9 and stop transfer instructions to give effect to Section 7 hereof prior to registration and sale of the Shares under the Securities Act will be given by the Company to the transfer agent and that the securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Registration Rights Agreement, and applicable law. Nothing in this Section 9 shall affect in any way the Purchasers' obligations and agreement to comply with all applicable securities laws upon resale of the Shares.

               9.2 [Intentionally Omitted]

               9.3 Transmission of Certificates. The Company will transmit the certificates representing the unlegended securities ("Unlegended Shares") to be issued to each Purchaser via express courier, by electronic transfer or otherwise, within three (3) Business Days after receipt by the Company of the certificate representing the legended Common Stock, and a representation by each Purchaser that such shares have been sold in accordance with the provisions of the Securities Act (the "Delivery Date").

               9.4 Delay. The Company understands that a delay in the issuance of the Unlegended Shares beyond the Delivery Date could result in economic loss to the Purchasers. On and after the Effective Date as compensation to the Purchasers for such loss, the Company agrees to pay aggregate late payments to the Purchasers for late issuance of Unlegended Shares in accordance with the following schedule (where "No. of Days Late" is defined as the number of days beyond five (5) Business Days from Delivery Date):


               Late Payment For Each
               No. of Days Late                    $10,000 of Common Stock
               ----------------                    -----------------------
                        1                                 $100
                        2                                 $200
                        3                                 $300
                        4                                 $400
                        5                                 $500
                        6                                 $600
                        7                                 $700
                        8                                 $800
                        9                                 $900
                       10                                 $1,000
                      >10                                 $1,000 +$200 for each Business
                                                          Day Late beyond 10 days


        The Company shall pay any payments incurred under this Section 9.4 in immediately available funds upon demand. Nothing herein shall limit the Purchasers' right to pursue actual damages for the Company's failure to issue and deliver the Unlegended Shares to the Purchasers, except to the extent that such late payments shall constitute payment for and offset any such actual damages alleged by the Purchasers, and any Buy In Adjustment Amount (as defined below).

               9.5 Cover. If the Company fails for any reason to deliver the Unlegended Shares after such Delivery Date and the holder of the Initial Shares (a "Holder") purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") in order to make delivery in satisfaction of a sale of Common Stock by such Holder (the "Sold Shares"), which delivery such Holder anticipated to make using the Unlegended Shares (a "Buy-In"), then the Company shall pay to such Holder, in addition to all other amounts contemplated in other provisions of the Transaction Documents, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy-In Adjustment Amount" is the amount equal to the excess, if any, of (x) such Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by such Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to such Holder in immediately available funds immediately upon demand by such Holder. By way of illustration and not in limitation of the foregoing, if such Holder purchases Covering Shares having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock that it sold for net proceeds of $10,000, the Buy-In Adjustment Amount that the Company will be required to pay to such Holder will be $1,000.

               9.6 Electronic Transfer. In lieu of delivering physical certificates representing the Unlegended Shares issuable upon conversion, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of the Purchasers and its compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and each Purchaser thereof is not obligated to return such certificate for the placement of a legend thereon, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock to such Purchaser by crediting the account of such Purchaser's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

               9.7 The Company will authorize its transfer agent to give information relating to the Company directly to each Purchaser or its representatives upon the reasonable request of any such Purchaser or any such representative, to the extent such information: (a) relates to (i) the status of shares of Common Stock issued or claimed to be issued to such Purchaser, or (ii) the number of outstanding shares of Common Stock of all shareholders as of a current or other specified date; and (b) is requested for the sole purpose of determining whether such Purchaser is an "affiliate" as defined in Rule 144. The Company will provide such Purchaser with a copy of the authorization so given to the transfer agent.

        10. Closing Date.

               10.1 The closing of the issuance and sale of the Initial Shares shall occur on the date (the "Closing Date"), which is the first Business Day after the fulfillment or waiver of all closing conditions pursuant to Sections 11 and 12 hereof or such other date and time as is mutually agreed upon by the Company and the Purchasers.

               10.2 Notwithstanding anything to the contrary contained herein, the Escrow Agent will be authorized to release the Escrow Property only upon satisfaction of the conditions set forth in Sections 11 and 12 hereof.

        11. Conditions To The Company's Obligation To Sell.

               Each Purchaser understands that the Company's obligation to sell the Initial Shares on the Closing Date to such Purchaser pursuant to this Agreement is conditioned upon:

               11.1 The receipt and acceptance by each of the Purchasers of this Agreement as evidenced by such Purchaser's execution and delivery of this Agreement.

               11.2 Delivery by the Purchasers to the Escrow Agent of good funds as payment in full of an amount equal to the Purchase Price for the Initial Shares in accordance with Section 1.2 hereof;

               11.3 The accuracy on the Closing Date of the representations and warranties of each Purchaser contained in this Agreement as if made on the Closing Date, and the performance by such Purchaser on or before the Closing Date of all covenants and agreements of such Purchaser required to be performed on or before the Closing Date;

               11.4 There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained.

        12. Conditions to the Purchasers' Obligation to Purchase.

               The Company understands that the Purchasers' obligation to purchase the Initial Shares on the Closing Date is conditioned upon:

               12.1 Acceptance by the Company of this Agreement for the sale of the Initial Shares, as indicated by the Company's execution and delivery of this Agreement;

               12.2 Delivery by the Company to the Escrow Agent of the Certificate in accordance with this Agreement;

               12.3 The accuracy in all material respects on the Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Closing Date and the performance by the Company on or before the Closing Date of all covenants and agreements of the Company required to be performed on or before the Closing Date; and

               12.4 On the Closing Date, the Purchasers having received an opinion of counsel for the Company, dated the Closing Date, in form, scope and substance reasonably satisfactory to the Purchasers, to the effect set forth hereto, the Registration Rights Agreement, the Warrants and the Additional Agreements.

               12.5 No statute, rule, regulation, executive order, decree, ruling or injunction shall be enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits or adversely effects any of the transactions contemplated by the Transaction Documents, and no proceeding or investigation shall have been commenced or threatened which may have the effect of prohibiting or adversely effecting any of the transactions contemplated by the Transaction Documents.

               12.6 From and after the date hereof to and including the Closing Date, the trading of the Common Stock shall not have been suspended by the SEC, or the NASD and trading in securities generally on the New York Stock Exchange or NASDAQ shall not have been suspended or limited, nor shall minimum prices have been established for securities traded on NASDAQ, nor shall there be any outbreak or escalation of hostilities involving the United States or any material adverse change in any financial market that in either case in the reasonable judgment of the Purchasers makes it impracticable or inadvisable to purchase the Initial Shares, as the case may be.

        13. General Provisions.

               13.1 Assignment. Neither this Agreement nor any rights of any of the Purchasers hereunder may be assigned by any party to any other person without the prior written consent of the Company.

               13.2 Attorneys' Fees. In the event any dispute arises under this Agreement or the documents or instruments executed and delivered in connection with this Agreement, and the parties hereto resort to litigation to resolve such dispute, the prevailing party in any such litigation, in addition to all other remedies at law or in equity, shall be entitled to an award of costs and fees from the other party, which costs and fees shall include, without limitation, reasonable attorneys' fees and legal costs.

               13.3 Choice of Law; Venue. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of California and the federal law of the United States without reference to principles of conflicts of law. The parties agree that, in the event of any dispute arising out this Agreement or the transactions contemplated thereby, venue for such dispute shall be in the state or federal courts located in San Diego, and that each party hereto waives any objection to such venue based on forum non conveniens.

               13.4 Costs and Expenses. The parties shall be responsible for and shall pay their own costs and expenses, including without limitation attorneys' fees and accountants' fees and expenses, in connection with the conduct of the due diligence inquiry, negotiation, execution and delivery of this Agreement and the instruments, documents and agreements executed in connection with this Agreement, except that each Purchaser acknowledges and agrees that Ladenburg, Thalmann & Co., Inc. shall pay the legal and escrow fees of such Purchaser in connection herewith.

               13.5 Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

               13.6 Entire Agreement: Amendment. This Agreement, together with the exhibits to this Agreement and the other instruments and documents delivered in connection with this Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth in this Agreement or therein. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

               13.7 Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

               13.8 Notices. All notices or other communications provided for under this Agreement shall be in writing, and mailed, telecopied or delivered by hand delivery or by overnight courier service, as follows:

                    If to the Company:

                    AVANIR Pharmaceuticals
                    9393 Towne Centre Drive, Suite 200
                    San Diego, California 92121-3016
                    Attention: Gregory P. Hanson, Chief Financial Officer Tel No.: (858) 410-2670
                    Fax No.:  (858) 455-8059

                    With a copy to:

                    Baker & McKenzie
                    101 West Broadway, Twelfth Floor
                    San Diego, CA 92101
                    Attention:  Carlos D. Heredia, Esq.
                    Tel No.: (619) 235-7774
                    Fax No.: (619) 236-0429



                    If to the Purchasers:

                    As set forth respectively on the signature pages hereto.

                    With a copy to:

                    Krieger & Prager, LLP
                    39 Broadway, Suite 1440
                    New York, New York 10006
                    Attention:     Samuel M. Krieger, Esq.
                    Tel No.: 212-363-2900
                    Fax No: 212-363-2999

        All notices and communications shall be effective as follows: when mailed, upon three (3) Business Days after deposit in the mail (postage prepaid); when telecopied, upon confirmed transmission of the telecopied notice; when hand delivered, upon delivery; and when sent by overnight courier, the next Business Day after deposit of the notice with the overnight courier.

               13.9 Publicity. The Company and the Purchasers shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and no party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other parties with prior notice of such public statement. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser without the prior written consent of such Purchaser, except to the extent required by law. Each Purchaser acknowledges that this Agreement and all or part of the Transaction Documents may be deemed to be "material contracts" as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the Securities Act or the Exchange Act. Each Purchaser further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel.

               13.10 Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

               13.11 Survival of Representations And Warranties. The Company's representations and warranties herein shall survive the execution and delivery of this Agreement for one (1) year, and shall inure to the benefit of each Purchaser and its successors and assigns.

        IN WITNESS WHEREOF, the parties named below have caused this Agreement to be executed, as of the date first above written.

THE COMPANY:
AVANIR PHARMACEUTICALS,
A CALIFORNIA CORPORATION


By:     /s/ Gregory P. Hanson
   ------------------------------------------------
    Gregory P. Hanson, Chief Financial Officer


PURCHASERS:

ROSEWORTH GROUP LTD.,                       $750,000
a British Virgin Islands Corporation        328,767 shares



By:     /s/ Hans Gassner
   ------------------------------------------------
Its:    Director
   ------------------------------------------------

C/O DR. BATLINER & PARTNER
AEULESTRASSE 74, POSTFACH 86
VADUZ, FURSTENTUM LIECHTENSTEIN 9790
TEL NO.:   41-75-236-0404
FAX NO.:  41-75-236-0405



BAYVIEW LLC,                                       $4,500,000
a Cayman Islands LLC                               1,972,603 shares



By:     /s/ Navigator Management Ltd.
   ------------------------------------------------
Its:    Director
   ------------------------------------------------

HARBOR HOUSE, 2ND FLOOR
P.O. BOX 972
WATERFRONT DRIVE
ROAD TOWN
TORTOLA
BRITISH VIRGIN ISLANDS
TEL NO.:   1-284-494-4770
FAX NO.:  1-284-494-4771

ENDEAVOUR CAPITAL FUND, S.A.                $750,000
a British Virgin Islands Corporation        328,767 shares



By:     /s/ Shmuli Margulies
   ------------------------------------------------
Its:    Director
   ------------------------------------------------

14/14 DIVREI CHAIM STREET
JERUSALEM, ISRAEL
TEL NO.:   972-2-582-4442
FAX NO.:  972-2-582-4446

                                    EXHIBIT A
                          REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT B
                                ESCROW AGREEMENT

                                    EXHIBIT C
                                     WARRANT

                                    EXHIBIT D
                              ADDITIONAL AGREEMENTS

                                    EXHIBIT E
                            JOINT ESCROW INSTRUCTIONS

                                    EXHIBIT F
                                REPRICING NOTICE


                                      -34-